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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act Of 1934

Filed by the Registrant  ☐  Filed by a Party other than the Registrant  ☒

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contacts:

Todd Kehrli
MKR Group, LLC
310.314.3800
tkehrli@mkr-group.com

EDWARD BONN URGES NEW FRONTIER MEDIA SHAREHOLDERS TO VISIT WWW.NOOFPROXY.COM

Cites Availability of Important Information
Regarding Mr. Bonn’s Slate of Independent Candidates
to the Board of Directors

BOULDER, Colo., Aug. 15, 2002 – Edward Bonn, the largest shareholder of New Frontier Media, Inc. (Nasdaq: NOOF), today urged New Frontier shareholders to review the information contained in Mr. Bonn’s website, located on the Internet at http://www.noofproxy.com. This website contains information and materials relating to Mr. Bonn’s solicitation of proxies in favor of election of his slate of nominees to the board of directors of New Frontier, including an updated version of Mr. Bonn’s powerpoint presentation to New Frontier shareholders.

“With the long-awaited shareholder vote now only days away, I encourage all shareholders to review my website in making a decision on the important question of determining the company’s future direction,” stated Mr. Bonn. “I am confident that, after review and consideration of this information and my other proxy materials, which highlight the dismal performance of our investment in New Frontier common stock, shareholders will vote to make a much needed change in management at New Frontier.”

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IMPORTANT INFORMATION: On July 23, 2002, Mr. Bonn filed a definitive proxy statement with the Securities Exchange Commission in connection with his solicitation of proxies to elect his director-nominees at the 2002 annual meeting of shareholders of New Frontier Media. Mr. Bonn’s proxy statement was mailed to New Frontier Media shareholders on or about July 24, 2002. Mr. Bonn urges shareholders to read his proxy statement because it contains important information. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Mr. Bonn’s solicitation is available in the definitive proxy statement filed by Mr. Bonn. You may obtain a free copy of Mr. Bonn’s definitive proxy statement, as well as other soliciting materials that have been filed by Mr. Bonn, at the Securities and Exchange Commission’s website at www.sec.gov or at Mr. Bonn’s website at www.noofproxy.com. The definitive proxy statement and other documents filed by Mr. Bonn may also be obtained for free by contacting MacKenzie Partners, Inc. at 800-322-2885.

FOR IMMEDIATE RELEASE

Contacts:
Todd Kehrli
MKR Group, LLC
310.314.3800
tkehrli@mkr-group.com

NEW FRONTIER MEDIA’S LARGEST SHAREHOLDER REITERATES
CONCERNS ABOUT CURRENT MANAGEMENT’S BUSINESS PLAN BASED
ON MOST RECENT EARNINGS ANNOUNCEMENT

Cable and Restructuring Experience of Bonn Slate Now Appears Critical to
Future Prospects of New Frontier

Boulder, CO, August 15, 2002—Edward Bonn, the largest shareholder of New Frontier Media, Inc. (Nasdaq: NOOF), today reiterated concern regarding the company’s prospects under incumbent management based on the dismal financial results posted by the company for the fiscal first quarter ended June 30, 2002.

According to current management’s earnings announcement, as published in its press release yesterday:

•	“On an operating segment basis, the Company’s Subscription/PPV TV Group reported revenue of $7.0 million for both quarters ended June 30, 2002 and 2001, respectively.... EBITDA for the Subscription/PPV TV Group was $2.0 million for the quarter ended June 30, 2002, an increase of 11% from EBITDA of $1.8 million for the quarter ended June 30, 2001.”* (emphasis added)

•	“The Company’s Internet Group reported net revenue of $2.6 million for the quarter ended June 30, 2002, representing a decrease of 67% from revenue of $7.9 million for the quarter ended June 30, 2001.... EBITDA for the Internet Group was $0.3 million for the quarter ended June 30, 2002 before restructuring and impairment charges of $3.6 million, representing an 87% decrease from $2.3 million for the quarter ended June 30, 2001.”*

•	“The Company reported a net loss for the quarter ended June 30, 2002 of $5.6 million and a loss per share of $0.27 per basic and diluted common share, compared to net income of $0.2 million and earnings per share of $0.01 cent per basic and diluted common share as of the quarter ended June 30, 2001.”*

“In my view, these results are atrocious,” stated Mr. Bonn. “Shareholders can read the entire press release issued by the Company and draw their own conclusions, but I think these results clearly confirm my conclusion that it is time for a change at New Frontier. Flat year-over-year revenue in the Subscription/PPV TV Group and anemic 11% growth in what management describes as ‘EBITDA’ are of great concern, particularly when combined with drastic declines in revenue and EBITDA for the Internet Group. Even in the Cable/DBS segment of the Subscription/Pay TV Group, for the fiscal quarter ended June 30, 2002 versus the fiscal quarter ended June 30, 2001, the highly-touted period-to-period revenue growth was only 11%, or $500,000. This weak growth hardly justifies current management’s enthusiasm for the company’s financial performance and prospects.

“Shareholders should look hard at the company’s past SEC filings to confirm for themselves that the so-called growth in what current management now describes as its ‘core business’ of Subscription/PPV TV Group has been underwhelming over the past five fiscal quarters, and the deterioration of the financial results of the Internet Group over that period has been nothing short of shocking.”

The following table shows the quarterly revenues of the company’s Subscription/PPV TV Group for the past five fiscal quarters, as reported by the company**:

Quarter Ended 6/30/01	Quarter Ended 9/30/01	Quarter Ended 12/31/02	Quarter Ended 3/31/02	Quarter Ended 6/30/02

$7.0 million	$7.6 million	$7.3 million	$7.0 million	$7.0 million

The following table shows the quarterly revenues of the company’s Internet Group for the past five fiscal quarters, as reported by the company**:

Quarter Ended 6/30/01	Quarter Ended 9/30/01	Quarter Ended 12/31/02	Quarter Ended 3/31/02	Quarter Ended 6/30/02

$8.0 million	$6.2 million	$5.1 million	$4.0 million	$2.6 million

“These results are less than impressive,” Mr. Bonn continued. “When combined with management’s transparent attempts to put a rosy spin on this disappointing news, it is hardly surprising to me that New Frontier is suffering a crisis in investor confidence. Despite the promises and the hype of a new deal announcement, the business plan of incumbent management is not working. It is time for a change.”

As previously announced, Mr. Bonn has summarized three key elements of a plan for his slate of board nominees to strengthen the Company, restore investor confidence, establish marketplace credibility and implement management accountability. These three key elements are:

> Professional Management: Capitalize on the strength, experience and reputation of a world-class board of directors to act as agents of change and leadership. Mr. Bonn believes that they will be able to attract and recruit a first class management team that will transition the company from an entrepreneurial model to a professional model where the sustained successful growth of the company can be realized.

> Execution: Exploit the new board’s business experience and relationships to expand the company’s customer base and gain additional market share with its current customers.

> Expansion: Leverage the company’s existing assets (technology and content library) to pursue international and product extension opportunities by utilizing the successful experience of members of the new board and new executive management team.

Mr. Bonn concluded, “to all New Frontier Media shareholders, I ask you to join with me to help take the company in a new direction. Current management’s failure to execute on its so-called ‘plan’ has produced dismal financial results, and management has obscured those results through incomprehensible disclosure to shareholders. The current course of action under incumbent management simply must not be permitted to continue—vote the GOLD PROXY CARD today.”

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*All quoted information is from the company’s press release issued August 14, 2002, available in its entirety at http://biz.yahoo.com/prnews/020814/law056_1.html

**All quoted figures are from the company’s reported financial statements, as filed with the SEC in its Form 10-Q for the quarter ended 6/30/01, its Form 10-Q for the quarter ended 9/30/01, its Form 10-Q for the quarter ended 12/31/01, Form 10-K for the fiscal year ended 3/31/02 and its Form 10-Q for the quarter ended 6/30/02 (collectively, the “SEC Filings”). Copies of the SEC Filings are available at http://www.sec.gov.

IMPORTANT INFORMATION: Shareholders are urged and cautioned to read the SEC Filings in their entireties, as they contain important information not reproduced in this press release. In particular, the financial statements included in the SEC Filings contain notes that are an integral part of the financial statements and are not reproduced here. Mr. Bonn assumes no responsibility with respect to financial information of the company reproduced in this press release.

On July 23, 2002, Mr. Bonn filed a definitive proxy statement with the Securities Exchange Commission in connection with his solicitation of proxies to elect his director-nominees at the 2002 annual meeting of shareholders of New Frontier Media. Mr. Bonn’s proxy statement was mailed to New Frontier Media shareholders on or about July 24, 2002. Mr. Bonn urges shareholders to read his proxy statement because it contains important information. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Mr. Bonn’s solicitation is available in the definitive proxy statement filed by Mr. Bonn. You may obtain a free copy of Mr. Bonn’s definitive proxy statement, as well as other soliciting materials that have been filed by Mr. Bonn, at the Securities and Exchange Commission’s website at www.sec.gov or at Mr. Bonn’s website at www.noofproxy.com. The definitive proxy statement and other documents filed by Mr. Bonn may also be obtained for free by contacting MacKenzie Partners, Inc. at 800-322-2885.